WABCO
Vehicle Control Systems

Chaussée de Wavre 1789 – bte 15
1160 Brussels - BELGIUM

One Centennial Avenue
Piscataway, NJ 08854 - USA

Mr. Prashanth Mahendra-Rajah
Los Altos, CA
USA

March 20, 2014

Offer Letter

Dear Prashanth,

We are pleased to offer you the opportunity to join WABCO in the capacity of **Chief Financial Officer** – you will be based in Brussels, Belgium and will report to Jacques Esculier, Chairman & Chief Executive Officer.

I. General

The terms and conditions outlined in the present offer letter are valid for a period of 5 days from the date shown above and the anticipated start date is no later than July 1st, 2014.

II. Compensation

1. Base Salary - The annual gross base salary is established at € 338,462 (equivalent to $440,000 at FX1.3)

2. Merit Review - You will receive regular performance appraisals and your salary will be adjusted according to the progress made against agreed objectives and the overall contribution to the business.

3. Incentive Plans

   3.1. Annual Incentive Plan (AIP) You are eligible to participate in the AIP with a target of 70% of the Base salary, subject to the achievement of the objectives set in line with the policies of the Company's Annual Incentive Plan and Omnibus Plan. You will be credited with full participation for the year 2014.

   3.2. Long-Term Incentive Plan (LTIP) You are eligible to participate in the LTIP with a target of 45% of the Base salary, subject to the achievement of the objectives set in line with the policies of the Company's Long-Term Incentive Plan and Omnibus Plan.

4. Equity Plan - You will be eligible to participate in WABCO's annual equity incentive program with annual grants determined by the Compensation Nomination and Governance Committee of the Board of Directors. Your targeted award is established at 105% of your base salary. This does not constitute a commitment for an equity award or the amount of such award for any period other than the New Hire's Equity Grant. All awards will be subject to the terms and conditions of the WABCO Omnibus Incentive Plan.

5. New Hire's Grants
   5.1. *Equity grant:* You will receive a new hire equity grant with an initial value of $750,000, effective as of the first day at WABCO. This grant will be comprised of Restricted Stock Units which will vest ratably on each of the first three anniversaries of the grant date.
   5.2. *Cash sign-on:* You will receive a cash sign-on bonus of a value of $250,000 payable on the first month of employment.

6. Severance

   6.1. Officer Severance - To allay any concerns regarding termination of employment, we will provide you with severance of 1.5 times the sum of your base salary plus targeted AIP plus the employer contributions to the group insurance plan, if you are involuntary terminated for any reason other than Cause. It is explicitly agreed that the above benefit will only be payable to you if you sign a release form for all claims against the Company or affiliated companies within 45 days after the termination of the employment relating to any and all indemnity (ies) or benefit(s) due or payable to you as a result or in connection with the termination of your employment with the Company or affiliated companies. In this regard, special reference is made to the WABCO Change in Control Plan. The Change in Control severance and the above Officer Severance cannot be cumulated.

   6.2. Change in control - In your position you will be eligible to receive severance in case of "Change in Control" (CIC), which is only triggered in the event of a change in control :

   (a) by the Company within 24 months of CIC, not for Cause or
   (b) by the individual for Good Reason.

   In the event of CIC as defined below, you will be entitled to three times your annual base salary and three times AIP at target payout.

   CIC is defined as:
   - Achievement of 20% or more ownership in company's stock
   - Majority change of Board of Directors membership without 2/3 Board of Directors approvals
   - Consummation of sale/merger, unless 55% voting power remains the same
   - Shareholders approve complete dissolution of the company

7. Relocation and assignment costs

You will benefit from the allowances and benefits included in the company's Local + policy and will additionally benefit from the following elements:

7.1. Housing allowance - You are entitled to a net monthly housing allowance of € 4,000.

7.2. Home leave – you are entitled to an annual home leave to the US for you and your family in business class.

7.3. Agency costs – the company will bear commissions from real estate agency in the case of sale of your property in the US.

7.4. Tax Equalization – According to the company tax policy for business managers, the Company will bear the actual income taxes in the United States, if any, under the applicable tax equalization policy for US business managers.

III. Benefit Plans

Please find hereafter a summary of the benefit package you are eligible to receive under the current Executive Compensation and Benefits Policy.

1. You will participate in the Belgian group Insurance and medical plan which include:

   - A Defined Contributions Pension Plan ;
   - A Life Insurance of 3 times your base salary + 0.5 per dependent child.
   - Temporary and Permanent Disability;
   - Health insurance for you and your family

2. We shall put a fully expensed leased company car and fuel card at your disposal, in accordance with the terms and conditions of the Company's Car Policy.

3. You will benefit from the following executive perquisites: Annual Health check, Financial planning of $10,000 p.a. and executive life insurance of 2 times your base salary.

IV. Confidentiality Agreement

Data and information shall be supplied by WABCO for your use during the period of employment only. You will not disclose the content of any such data or any such information to third parties without the written consent of WABCO and will undertake your best efforts to ensure that the same is kept secret.

*

* *

Prashanth, we expect that your decision to join us at WABCO will be mutually rewarding. On behalf of Jacques, we look forward to having you become part of WABCO in the belief that you will form many productive and rewarding relationships.

Please sign below indicating your acceptance of this offer.

Sincerely,

pp. Robert de Vaucorbeil
Chief Human Resources Officer

I, Prashanth Mahendra-Rajah, hereby do agree on the terms and conditions outlined in this offer letter.

March 25, 2014

Prashanth Mahendra-Rajah